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                                                                     Exhibit 5.1
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                                August 23, 1996


Pure Software Inc.
1309 S. Mary Avenue
Sunnyvale, CA 94087


     RE:  REGISTRATION STATEMENT ON FORM S-8
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 26, 1996 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock (the "Shares") reserved for issuance under the 1990 Stock Option Plan, 1994 Stock Plan, 1994 Non-Employee Director Stock Option Plan, and 1994 Employee Stock Purchase Plan of Atria Software, Inc. as well as under the 1995 Stock Option Plan of Pure Software Inc. (collectively, the "Plans"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plans.

     It is our opinion that, when issued and sold in the manner referred to in the Plans and pursuant to the respective agreements which accompany each grant under the Plans, the Shares will be legally and validly issued, fully paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever it appears in the Registration Statement and any amendment thereto.


                              Very truly yours,

                              /s/ Wilson Sonsini Goodrich & Rosati
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                              WILSON, SONSINI, GOODRICH & ROSATI
                              Professional Corporation